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As filed with the Securities and Exchange Commission on October 1, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NDCHEALTH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-0977458 (I.R.S. Employer Identification No.)

NDCHealth Corporation
NDC Plaza
Atlanta, Georgia 30329-2010
(404) 728-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Margaret T. Wilkinson
Vice President, Secretary and General Counsel
NDCHealth Corporation
NDC Plaza
Atlanta, Georgia 30329-2010
(404) 728-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mary A. Bernard
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
(212) 556-2100

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined in light of market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $.125 per share (including rights to purchase shares of Common Stock or Series A Junior Participating Preferred Stock)	1,196,818 shares	$20.96	$25,085,305	$2,030

(1)	Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low trading prices of the Common Stock on the New York Stock Exchange on September 29, 2003, in accordance with Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS

1,196,818 Shares

NDCHEALTH CORPORATION

Common Stock

This prospectus relates to the offering from time to time of up to 1,196,818 shares of common stock of NDCHealth Corporation by one of our stockholders. We will not receive any of the proceeds from the sale of the shares being offered. We are registering these shares for resale, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholder.

The selling stockholder from time to time may offer and sell the shares directly to purchasers or through agents, underwriters or dealers on terms to be determined at the time of sale. If required, the names of any agents, underwriters or dealers and any other required information will be set forth in an accompanying prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “NDC.” On September 30, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $20.95 per share. Shares of our common stock offered pursuant to this prospectus have been listed on the New York Stock Exchange.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 3 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2003.

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TABLE OF CONTENTS

About This Prospectus	1
Where You Can Find More Information	1
The Company	2
Risk Factors	3
Forward-Looking Statements	10
Use of Proceeds	10
Selling Stockholder	11
Plan of Distribution	12
Validity of Common Stock	13
Experts	13

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, the selling stockholder may sell up to an aggregate of 1,196,818 shares of our common stock in one or more transactions. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the common stock offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20459. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20459. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings from the New York Stock Exchange, please call (212) 656-5060.

We “incorporate by reference” into this prospectus the information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the date that the selling stockholder sells all of the common stock offered by this prospectus:

•	Our Annual Report on Form 10-K/A filed on August 4, 2003 (File No. 001-12392);

•	Our Quarterly Report on Form 10-Q filed on October 1, 2003 (File No. 001-12392);

•	Our Current Reports on Form 8-K filed on July 29, July 31, August 29 and October 1, 2003 (File No. 001-12392);

•	Our Current Report on Form 8-K/A filed on August 12, 2002 (File No. 001-12392);

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•	The description of our common stock contained in our Registration Statement on Form 8-A filed on October 5, 1993 (File No. 001-12392); and

•	The description of our Series A Junior Participating Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A filed on April 3, 2001 (File No. 001-12392).

You may also request a copy of these filings at no cost (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into the filing), by writing or calling us at the following address:

NDCHealth Corporation
NDC Plaza
Atlanta, Georgia 30329-2010
(404) 728-2000
Attention: General Counsel

You should only rely on the information incorporated by reference or set forth in this prospectus or any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of such documents.

THE COMPANY

We are a leading provider of healthcare claims transaction processing in terms of the number of electronic transactions processed and the number of pharmaceutical manufacturer customers and related value-added services for pharmacies, hospitals and physicians and a leading provider of market research information for pharmaceutical manufacturers based on the number of customers. We provide information services to more than 100 pharmaceutical manufacturers in the U.S., the United Kingdom and Germany. We have leading market positions in all of our network services and systems solutions markets and believe that we are the only comprehensive provider of both transaction processing services and market research information in the healthcare industry. Our involvement in both of these segments positions us to provide integrated information solutions to our customers. We believe that we will benefit from increasing penetration of electronic claims processing in the healthcare industry and from increasing utilization of prescription pharmaceuticals.

We were incorporated in Delaware in 1967, and our principal offices are located at NDC Plaza, Atlanta, Georgia 30329-2010. Our telephone number is (404) 728-2000. Our website address is www.ndchealth.com. Information on our website does not constitute part of this prospectus.

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RISK FACTORS

You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of our common stock.

We may experience volatility in our stock price.

The market price of our common stock may experience significant volatility from time to time. Such volatility may be affected by factors such as our quarterly operating results or changes in the economy, financial markets or the healthcare information and transaction processing industries, specifically, or the healthcare industry in general. In recent years, the U.S. stock market has experienced extreme price and volume fluctuations, which have sometimes affected the market price of the securities issued by a particular company which may be unrelated to the operational performance of the company. This type of market effect could impact our common stock price as well. In addition, we may be subject to securities class action litigation if the market price of our stock experiences significant volatility. Such litigation may divert our management’s attention and resources from normal operations, which may have a material adverse effect on our business.

Intense competition could damage our sales and profitability.

If we are unable to compete successfully with providers of systems and services similar to ours, we may lose significant revenue. We compete not only with independent providers of similar systems and services, but also with customers’ and potential customers’ internal divisions that provide similar services. The markets in which we offer our systems and services are highly competitive with respect to functionality of products and services, price, quality and innovation. Competition in the markets in which we offer our systems and services affects our ability to attract new customers and keep existing ones, hire quality employees, and charge prices for our products and services that will maximize our profitability. Some of our competitors have greater access to capital and marketing and technological resources, and we cannot guarantee that we will be able to compete successfully with them.

Our substantial indebtedness could adversely affect our financial health.

Our substantial amount of indebtedness could have important consequences. For example, it could:

•	limit our ability to obtain additional financing, if needed, for working capital, capital expenditures and acquisitions;

•	make it more difficult for us to sustain our cash flow during economic or industry downturns because of an inability to expand our product offerings;

•
require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, developing new products and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry due to a lack of cash flow to finance changes in our business; and

•
place us at a competitive disadvantage compared to our competitors that have less indebtedness and thus greater resources to devote to upgrading their technology, increasing their product offerings and expanding their business.

The cost of litigation could reduce our results of operations.

From time to time we are subject to litigation in the ordinary course of business. While we intend to defend vigorously any lawsuits that may be filed against us, it is possible that litigation costs or an adverse ruling in a litigation matter could have a material adverse impact on our financial position, liquidity or results of operations.

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We may lose customers or revenue due to consolidation in the healthcare industry.

There has been and continues to be significant consolidation in the healthcare industry, which may reduce the number of existing customers for our services and may reduce the price we are able to charge those customers. In addition, this consolidation of healthcare providers and pharmaceutical suppliers may reduce the number of our potential customers. The increased purchasing power of larger consolidated organizations could also lead to reductions in the amounts these organizations are willing to pay for our services. We cannot predict the overall impact of consolidation in the healthcare industries, and it could have a material adverse effect on our business, financial condition and results of operations.

Our profitability may suffer if we are unable to continue our expansion in new and existing markets.

Our future growth and profitability depends, in part, upon our continued expansion within the healthcare electronic transaction processing and information services markets in which we currently operate, the further expansion of these markets, the emergence of other markets for electronic transaction processing and healthcare information services and our ability to penetrate these markets. As part of our strategy to expand into new and existing markets, we seek selective acquisition opportunities and alliance relationships with other businesses that will allow us to increase our market penetration, technological capabilities, product offerings and distribution capabilities. We cannot predict whether we will successfully identify suitable acquisition candidates in the future, or whether any acquisition will provide us with the ability to expand into new markets.

Expansion of the healthcare information services and electronic transaction processing markets is dependent upon the continued automation of traditional paper-based processing systems and demand for new decision support applications. Our ability to penetrate these markets depends upon our ability to apply our existing technology, or to develop new technology, to meet the particular service needs of each new or expanded market. We cannot guarantee that markets for our services will continue to expand and develop, that we will be successful in our efforts to meet the demands of these markets, or that we will have adequate financial, marketing and technological resources to penetrate new markets.

Defaults in payment or a material reduction in purchases of our products by large customers could have a significant negative impact on our financial condition, results of operations and liquidity.

We have significant relationships with a limited number of large customers in our electronic processing and information services businesses. Any defaults in payment or a material reduction in purchases from us by these large customers could have a significant negative impact on our financial condition, results of operations and liquidity.

We may spend significant resources developing and promoting new products or solutions that may not meet the demands of our customers.

The market for our products and services is characterized by rapid technological change, frequent new product introductions, evolving industry standards and changing customer needs. We cannot ensure that we will be successful in developing and marketing new products and services or that our products and services will adequately meet the quickly changing demands of our customers. In addition, in order to meet our customers’ demands, we are continually involved in a number of development projects, including our effort to update our core mainframe-based products for the healthcare information services markets. Because we cannot predict the time and cost required in reaching certain research, development and engineering objectives, the costs of product development initiatives could significantly exceed our estimates, and project development schedules could require extensions. In either of these events, our profitability and overall results of operations could be adversely affected.

We believe that the future success of our business will depend in large part upon our ability to maintain and enhance our current product and service offerings and to continually develop and introduce new products and services that will keep pace with technological advances and satisfy evolving customer requirements. Further, we cannot ensure that we will not experience difficulties that could delay or prevent the successful

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development, introduction and marketing of these products and services. In particular, in connection with our roll-out of the various T-Rex products, we cannot assure you that we will not incur development costs in excess of what we have planned or that the roll-out will not be delayed. An inability to develop and introduce new products and services in a timely manner, or an unsuccessful new or updated product could materially adversely affect our financial condition and results of operations.

Interruptions may occur in some of our information services.

Our information services may experience service interruptions, due to failures of internal systems, or services provided by third parties, including our telecommunication carriers. Customers using the affected services may experience losses caused by these service interruptions. We may be subject to breach of contract claims, or be required to pay service credits because of these performance failures. In addition, we may have to incur additional expense to correct these conditions.

Proprietary technology protections may not be adequate and our proprietary rights may infringe on rights of third parties.

We rely on a combination of trade secret, patent, copyright and trademark laws, nondisclosure and other contractual provisions and technical measures to protect our proprietary rights in our products and processes. We cannot assure you that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Although we believe that our products and other proprietary rights do not infringe upon the proprietary rights of third parties, we cannot assure you that third parties will not assert infringement claims against us in the future. Additionally, we may find it necessary to initiate litigation to protect our trade secrets, to enforce our patent, copyright and trademark rights, and to determine the scope and validity of the proprietary rights of others. Litigation can be costly and time consuming. Litigation expenses or any damage payments resulting from adverse determinations of third party claims could be significant and result in material losses to us.

Recent and future combinations and strategic relationships may not be profitable.

We are currently devoting significant management resources and other resources toward the integration of our recent acquisition of TechRx Incorporated. We may not be able to successfully integrate our operations with those of TechRx or future acquisitions. Even if integration occurs successfully, failure to achieve levels of revenue growth, profitability or productivity comparable with those achieved by our existing operations, or failure to otherwise perform as expected, may adversely impact our revenue and profitability.

Complex state and federal regulations could depress the demand for information products or impact the availability to us of certain data, and we could incur redesign costs or be subject to penalties.

The healthcare industry is highly regulated and is subject to changing political, regulatory and other influences. These factors affect the purchasing practices and operation of healthcare organizations. Federal and state legislatures and agencies periodically consider programs to reform or revise the U.S. healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates, restrict availability or use of data, or otherwise change the environment in which healthcare industry participants operate. We are unable to predict future proposals with any certainty or to predict the effect they would have on our business.

HIPAA Administrative Simplification

Under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, Congress required the adoption of rules to establish standards and requirements for the electronic transmission of certain health information. Published rules include Standards for Electronic Transactions, published August 17, 2000, Standards for Privacy of Individually Identifiable Health Information, published December 28, 2000, and Standards for Unique Employer Identifiers, published May 31, 2002. These rules generally restrict the use and disclosure, and mandate security, of personally identifiable health information. The HIPAA rules apply to healthcare providers, health plans, including employer-sponsored group health plans, and healthcare

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clearinghouses, as well as indirectly, in certain instances, to those who provide services on behalf of these entities which involve the receipt or disclosure of health information. Certain of our operations are subject to the HIPAA rules. Compliance with these final rules will be costly and could require complex changes in our systems.

Transaction Standards

The Standards for Electronic Transactions rule requires format standards for eight of the most common healthcare transactions, using technical standards issued by certain recognized standards publishing organizations. Healthcare providers, plans and clearinghouses transmitting or receiving any of these eight health transactions electronically must send and receive data using a common format, rather than the large number of different data formats currently used. We are required to comply with the transaction standards by October 16, 2003.

The transaction standards are applicable to that portion of our business involving the processing of healthcare transactions among providers, payers and other healthcare industry participants. The transaction standards apply to many of our customers and to our relationships with those customers. We intend to comply with the transaction standards by the compliance dates, but our customers and business partners may elect to file extensions. Compliance may require costly modifications to some of our systems, products and services. We believe that we are well-positioned to make these changes and assist our customers and strategic partners with compliance. However, there can be no assurance that we or our customers or strategic partners will be able to do so in a timely manner, or that we will be able to take advantage of any business opportunities or react to changes that may result from implementation of the transaction standards.

Other state and federal statutes and regulations governing transmission of healthcare information may affect our operations. For example, Medicaid rules require some processing services and eligibility verification to be maintained as separate and distinct operations. We carefully review our practices in an effort to ensure that we are in compliance with all applicable state and federal laws. These laws, though, are complex and changing, and the courts and other governmental authorities may take positions that are inconsistent with our practices thereby increasing our costs of complying or otherwise adversely affecting our operations.

Privacy Standards

The Standards for Privacy of Individually Identifiable Health Information rule establishes a set of national privacy standards for the protection of individually identifiable health information by health plans, healthcare clearinghouses, healthcare providers and their business associates. This rule governs the use and disclosure of such information, and establishes procedures for access to and amendment of information in designated record sets. The compliance date for most entities was April 14, 2003 and we have put into place the processes and procedures to comply with these standards and believe that that we are in compliance with these standards. The privacy standards rule applies to the portions of our business that process healthcare transactions and provide technical services to other participants in the healthcare industry. This rule provides for civil and criminal liability for violations, and requires us, our customers and our partners to use health information in a highly restricted manner, to establish policies and procedures to safeguard the information, and may require us to obtain individual authorizations and acknowledgements in some cases, and to provide certain access rights to individuals. This rule may require us to incur significant costs to change our systems and services, and may restrict the manner in which we transmit and use the information. In addition, our provider or payer customers may elect to transmit information directly without using a clearinghouse, or may restrict our access to information needed to support our information services business. Each of these events could adversely affect our ability to generate revenues.

Numerous state and federal laws other than HIPAA govern the collection, dissemination, use, access to and confidentiality of patient health information. Many states are considering new laws and regulations that further protect the confidentiality of medical records or medical information. These state laws are not in all cases preempted by the HIPAA privacy standard and may be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us, our customers and

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business partners. Regulations governing electronic health data transmissions are evolving rapidly and are often unclear and difficult to apply. These other privacy laws at a state or federal level, or new interpretations of these laws, could create liability for us, could impose additional operational requirements on our business, could affect the manner in which we use and transmit information and could increase our cost of doing business. In addition, determining whether data has been sufficiently de-identified may require complex factual and statistical analyses.

Security Standards

The security rules promulgated pursuant to HIPAA were issued in final form on February 20, 2003. The security rules establish a minimum standard for the protection of individual health information that is stored or transmitted electronically. The rules provide administrative procedures, physical safeguards, and technical mechanisms that may be implemented to satisfy the regulations. While we do not expect significant changes to our current operations due to these rules, they could result in additional financial obligations for us and failure to maintain compliance could pose increased regulatory risk.

International Data Regulation

Other countries also have, or are developing, their own laws governing the collection, use, storage and dissemination of personal information or patient data. These laws could create liability for our international operations, impose additional operations requirements or restrictions on our business, affect the manner in which we use or transmit data and/or increase our cost of doing business.

Regulation of Healthcare Relationships

Federal and state laws govern patient referrals, physician financial relationships and inducements to beneficiaries of federal healthcare programs. The federal anti-kickback law prohibits any person or entity from offering, paying, soliciting or receiving anything of value, directly or indirectly, for the referral of patients covered by Medicare, Medicaid and other federal healthcare programs or the leasing, purchasing, ordering or arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by these programs. The anti-kickback law is broad and may apply to some of our activities or our relationships with our customers, or business partners. Penalties for violating the anti-kickback law include imprisonment, fines and exclusion from participating, directly or indirectly, in Medicare, Medicaid and other federal healthcare programs. Many states have similar anti-kickback laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program. We carefully review our practices in an effort to ensure that we comply with all applicable laws. However, the laws in this area are both broad and vague and it is often difficult or impossible to determine precisely how the laws will be applied. Any determination by a state or federal regulatory agency that any of our practices violate any of these laws could subject us to civil or criminal penalties and require us to change or terminate some portions of our business.

In addition, federal and state agencies have been conducting investigations purportedly related to referral and billing practices of hospitals, laboratories and similar institutions. Although we currently monitor our arrangements with healthcare institutions to ensure compliance with prevailing industry practices and applicable law, we cannot guarantee that governmental investigators will not take positions that are inconsistent with our practices.

In order to remain competitive and satisfy the requirements and needs of our clients, we must remain informed of and adapt to new regulations governing the transmission, use and processing of personal information in electronic commerce and over the Internet. Although many of these regulations may not apply directly to our business, we expect that these regulations and any new laws regulating the solicitation, collection or processing of personal or consumer information could indirectly affect our business. Our efforts to remain competitive and profitable and ensure compliance, and our customer’s compliance, with these regulations may require the expenditure of significant sums in research and development and investments in new technology and processes and will require significant attention from senior management.

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Changes in the United States healthcare environment could have a material negative impact on our revenues.

In recent years, the healthcare industry, including the healthcare financing and reimbursement system, has changed significantly in an effort to reduce costs. These changes include increased use of managed care, cuts in Medicare and Medicaid payment and reimbursement levels, consolidation of pharmaceutical and medical-surgical supply distributors, and the development of large, sophisticated purchasing groups. We expect the healthcare industry to continue to change significantly in the future. Some of these changes, such as a reduction in governmental support of healthcare services or adverse changes in the delivery or pricing of pharmaceuticals and healthcare services or mandated benefits, may cause healthcare industry participants to reduce the price they are willing to pay for our products and services. Changes in pharmaceutical manufacturers’ research and distribution policies could also reduce our income. We are unable to predict the effect of such changes on our operations and profitability.

Unanticipated changes in our accounting policies may be required because of mandates by standards setting organizations and could have a material impact on our financial statements.

In the process of managing our business and reporting financial results we rely on estimates and judgments made by management in the reporting and comparison of financial results. These judgments are based on the accounting standards in place at that time. Organizations that set accounting standards are continuously reviewing the methodology and application of standards previously set and adjusting them as they deem appropriate. In addition, new accounting standards may be formulated and released that could affect our reporting of actual results or outlook for anticipated future results. If these revised or new standards cause us to restate financial results from prior accounting periods it could have a negative impact on our previously reported results. Similarly, if revised or new standards affect reporting of results in the current or future periods the comparison to prior results under the old accounting standards may not be favorable. You are urged to use caution in this area in light of the current focus by regulatory agencies on accounting standards.

We may need additional capital to continue our growth and expansion.

We may incur additional indebtedness in the future, including borrowings under an additional or replacement credit facility, if such a credit facility is available, to finance acquisitions and otherwise expand our business. As a result, we may be subject to risks associated with debt financing, including increased interest rate expense, insufficient cash flow to meet required payments on our debt, inability to meet credit facility covenants, and inability to refinance or repay the debt as it becomes due.

Our data suppliers may restrict or modify access to their data.

Changes in the healthcare industry legal environment such as HIPAA and similar state laws may cause key data suppliers to reevaluate data that they send to us for use in our data products. We can offer no assurance that our data suppliers will continue to send data in historical manners. Interruptions or alterations in data streams could impede our ability to perform under current data product contracts, and reduce our revenue or result in contract damages for nonperformance.

Our anti-takeover provisions may limit stockholder value.

Certain provisions of our certificate of incorporation and by-laws, our stockholder protection rights agreement, and Delaware law may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. A stockholder may not receive as much in exchange for his or her shares as they could without these provisions. The following is a description of the provisions that may reduce the market prices for our shares of common stock.

Our certificate of incorporation and by-laws separate our board of directors into three classes of directors, with each class as nearly equal in number as the total number of directors permits. Each class serves for three-year terms, and each class’ term expires in different successive years. In addition, our certificate of incorporation authorizes the board of directors to issue preferred stock in one or more classes or

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series and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any action on the part of the stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Under certain circumstances, our stockholder rights plan issues rights to holders of our common stock, which entitle them to purchase preferred stock upon the happening of certain events. These rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors unless the offer contains certain conditions. In addition, Section 203 of the Delaware General Corporation Law prohibits certain persons from engaging in business combinations, which may also have the effect of delaying, deterring or preventing a change of control.

If we lose the tax-free status of the recent spin-off, our company and our stockholders could be subject to substantial tax liability.

As part of our spinoff of Global Payments, Inc., we received a tax ruling relating to the qualification of the distribution as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code. The continuing validity of a tax ruling is subject to certain factual representations and assumptions. If the distribution were to lose its status as a tax-free distribution, we would recognize taxable gain equal to the excess of the fair market value of our common stock distributed to our stockholders over our tax basis in the stock. In addition, each of our stockholders who received Global Payments, Inc. common stock in the distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of the stock.

If the distribution is disqualified as tax-free to us because of certain post-distribution circumstances, we would recognize taxable gain but the distribution would generally remain tax-free to each of our stockholders.

Under the tax-sharing and indemnification agreement between us and Global Payments, Inc., if the distribution fails to qualify as a tax-free distribution because of an acquisition of their stock or assets, or some other action of theirs, then Global Payments, Inc. would be solely liable for any resulting corporate taxes. However, if Global Payments, Inc. fails to indemnify us, we would be jointly and severally liable for federal income taxes resulting from the distribution being taxable.

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FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of future capital expenditures, the likelihood of our success in developing and introducing new products and expanding our business, the timing of the introduction of new and modified products or services, financing plans, working capital needs and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, timing and success of product upgrades and new product introductions, expected pricing levels, expected growth of revenue and net income, the timing and cost of planned capital expenditures and expected synergies relating to acquisitions, joint ventures and alliances. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the risk factors discussed under the caption “Risk Factors” in this prospectus.

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholder under this prospectus, but we have agreed to bear certain expenses associated with registering such shares under federal and state securities laws. We are registering the shares for sale to provide the selling stockholder with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholder.

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SELLING STOCKHOLDER

We have agreed to register with the SEC shares of our common stock beneficially owned by the selling stockholder. The following table sets forth as of September 30, 2003:

•	the name of the selling stockholder;

•	the nature of any position, office or other material relationship the selling stockholder has had within the past three years with us or any of our predecessors or affiliates;

•	the number of shares of common stock beneficially owned by the selling stockholder;

•	the maximum number of shares of common stock that may be offered or sold by the selling stockholder under this prospectus; and

•	the amount of common stock to be owned by the selling stockholder upon the completion of the offering if all shares offered are sold.

	Shares Beneficially Owned Prior to Offering(1)					Shares Beneficially Owned After Offering(1)
Name of Selling Stockholder	Number		Percent of Class	Shares Being Offered		Number		Percent of Class

MRY Partners, L.P.(2)	1,524,542	(3)	4.3%	1,196,818	(4)	327,724	(5)	*

*	Represents less than 1% of the outstanding shares.
(1)
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The beneficial owner has both voting and investment power over the shares, unless otherwise indicted. Shares underlying stock options that are exercisable within 60 days are deemed to be outstanding for the purpose of computing the outstanding shares owned by the selling stockholder.

(2)
MRY Partners, L.P., which we refer to as MRY Partners, is a family limited partnership of which Robert A. Yellowlees serves as the sole general partner. As the sole general partner, Mr. Yellowlees has voting and investment power with respect to the shares held by MRY Partners and, consequently, is deemed to have beneficial ownership of such shares. Mr. Yellowlees served on our board of directors from April 1985 until October 2002, including as our Chairman of the Board from June 1992 until October 2002, and as our Chief Executive Officer from May 1992 until January 2001. MRY Partners is a party to a full recourse, secured loan made by us which has an aggregate principal amount of $1,675,131. This loan bears interest at a rate of 4.77% per annum and is secured by shares of our common stock. The loan will become due and payable on June 1, 2004. Two similar loans with a combined aggregate principal amount of $2,611,876 were repaid in full in February 2002 and April 2003, respectively.

(3)
The number of shares beneficially owned by MRY Partners prior to the offering is comprised of 819,342 shares held by MRY Partners and 705,200 shares with respect to which MRY Partners has the right to acquire beneficial ownership. Prior to the offering, Mr. Yellowlees is deemed to beneficially own 1,798,358 shares, or 5.1% of the outstanding shares of our common stock, including 40,000 shares held by the Yellowlees Charitable Trust, of which Mr. Yellowlees is the trustee, 8,022 shares held by Mr. Yellowlees’ wife as to which he disclaims beneficial ownership, 819,342 shares held by MRY Partners and 705,200 shares with respect to which MRY Partners has the right to acquire beneficial ownership.

(4)	The number of shares being offered is comprised of 491,618 shares held by MRY Partners and 705,200 shares with respect to which MRY Partners has the right to acquire beneficial ownership.
(5)
After the offering, Mr. Yellowlees will be deemed to beneficially own 601,540 shares, or 1.7% of the outstanding shares of our common stock, including 40,000 shares held by the Yellowlees Charitable Trust, of which Mr. Yellowlees is the trustee, 8,022 shares held by Mr. Yellowlees’ wife as to which he disclaims beneficial ownership, and 327,724 shares held by MRY Partners which are not being registered by the registration statement of which this prospectus is a part.

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PLAN OF DISTRIBUTION

The sale of common stock by the selling stockholder pursuant to this prospectus may be effected from time to time in one or more transactions on the New York Stock Exchange or otherwise at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The selling stockholder may from time to time offer and sell the shares directly to purchasers or through agents, underwriters or dealers. Such sales may be in the form of secondary distributions, exchange distributions, block trades, ordinary brokerage transactions, purchases by dealers as principals (including cashless exercises of stock options) and resales by such dealers for their accounts, the writing of options, short sales of shares and sales to cover short sales, privately negotiated transactions or a combination of such methods of sale. Agents or underwriters acting on behalf of the selling stockholder may receive compensation from the selling stockholder or from purchasers of the common stock for whom they act as agent in the form of discounts, concessions or commissions. Underwriters may sell the common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Agents, underwriters and dealers that participate in the distribution of common stock may be deemed to be underwriters for purposes of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and any discounts, concessions or commissions received by them from the selling stockholder and any profit on the resale of common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

At a time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder and any other required information.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

We estimate that we will spend approximately $65,000 for expenses in connection with the offering of shares by the selling stockholder.

Agents, underwriters or dealers may engage in transactions with or perform services for us in the ordinary course of business.

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VALIDITY OF COMMON STOCK

The validity of the common stock offered hereby will be passed upon for us by Margaret T. Wilkinson, our Vice President, Secretary and General Counsel. As of September 30, 2003, Ms. Wilkinson beneficially owned approximately 6,504 shares of our common stock.

EXPERTS

The consolidated financial statements of NDCHealth Corporation as of May 30, 2003 and May 31, 2002 and for each of the three years in the period ended May 30, 2003 incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing in our Annual Report on Form 10-K/A, and are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TechRx Incorporated included as Exhibit 99.1(b) in our Current Report on Form 8-K/A dated August 12, 2002 incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing in such Current Report on Form 8-K/A. The consolidated financial statements of TechRx Incorporated included as Exhibit 99.1(c) in our Current Report on Form 8-K/A dated August 12, 2002 incorporated by reference in this prospectus have been audited by Arthur Andersen, LLP.

In reliance on the temporary relief provided by the SEC under Rule 437(a) of the Securities Act, we have not obtained the written consent of Arthur Andersen as required by Section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen pursuant to Section 11(a)(4) of the Securities Act and therefore your right of recovery under that section may be limited as a result of the lack of consent.

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1,196,818 Shares

NDCHealth Corporation

Common Stock

PROSPECTUS

, 2003

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PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

SEC registration fee	$2,030
Legal fees and expenses	45,000
Accounting fees and expenses	10,000
Printing expenses	2,000
Miscellaneous	5,970

Total	$65,000

Item 15. Indemnification of Directors and Officers

NDCHealth Corporation (the “Company”) is incorporated under the laws of the State of Delaware. The certificate of incorporation and bylaws of the Company provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

Consistent with Section 145 of the Delaware General Corporation Law, Article VII of the bylaws of the Company provides that the Company will indemnify its directors, officers, employees and agents of the corporation, and each person who at the request of the corporation has served as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against those expenses which are allowed by the laws of the State of Delaware and which are reasonably incurred in connection with any action, suit or proceeding, pending or threatened, in which such person may be involved by reason of his being or having been a director, officer, employee, or agent of the corporation or of such other enterprises.

In accordance with Section 102(b)(7) of the Delaware General Corporation Law, Article Fifteenth of the certificate of incorporation of the Company provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the Delaware General Corporation Law, (iv) for transactions from which a director derives an improper personal benefit or (v) for any act or omission occurring prior to the effective date of Article Fifteenth of the certificate of incorporation.

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Under Article VII of the Company’s bylaws, the Company may purchase and maintain insurance on behalf of its directors, officers, employees, or agents against any liabilities asserted against such persons whether or not the corporation would have the power to indemnify such persons against such liability under the laws of the State of Delaware. The Company carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies reimburse the Company for liabilities indemnified by the Company and indemnify directors and officers against additional liabilities not indemnified by the Company.

Item 16. Exhibits

3.1	Restated Certificate of Incorporation of NDCHealth Corporation (Incorporated by reference to Exhibit 3(i) of NDCHealth’s Quarterly Report on Form 10-Q for the Quarterly Period Ended November 30, 2001 (File No. 001-12392)).
3.2	Bylaws of NDCHealth Corporation, as amended (Incorporated by reference to Exhibit 3(ii) of NDCHealth’s Annual Report on Form 10-K for the Year Ended May 31, 2002 (File No. 001-12392)).
4.1	Stockholder Protection Rights Agreement, dated March 26, 2001, between NDCHealth Corporation and the Rights Agent (Incorporated by reference to Exhibit 99.1 to NDCHealth’s Current Report on Form 8-K dated March 26, 2001 (File No. 001-12392)
4.2	Registration Agreement dated as of September 30, 2003 among NDCHealth Corporation, MRY Partners, L.P., and Robert A. Yellowlees.
5.1	Opinion of Margaret T. Wilkinson.
23.1	Consent of Margaret T. Wilkinson (included as part of Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Ernst & Young LLP.
23.4	Notice regarding Arthur Andersen LLP.
24.1	Power of Attorney (included in signature pages).

Item 17. Undertakings

The undersigned registrant (the “Registrant”) hereby undertakes:

(1) To file, during any period in which offers or sales are made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” Table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 1, 2003.

NDCHealth Corporation

By: /s/ Randolph L.M. Hutto

Name: Randolph L.M. Hutto Title: Executive Vice President, Chief Financial Officer and Assistant Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Walter M. Hoff, Randolph L.M. Hutto and Margaret T. Wilkinson, or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Walter M. Hoff Walter M. Hoff	Chairman and Chief Executive Officer (Principal Executive Officer)	October 1, 2003

/s/ Randolph L.M. Hutto Randolph L.M. Hutto	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial Officer)	October 1, 2003

/s/ David H. Shenk David H. Shenk	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	October 1, 2003

/s/ J. Veronica Biggins J. Veronica Biggins	Director	October 1, 2003

/s/ Terri A. Dial Terri A. Dial	Director	October 1, 2003

/s/ Dr. Jeffrey P. Koplan Dr. Jeffrey P. Koplan	Director	October 1, 2003

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Signature	Title	Date

/s/ Kurt M. Landgraf Kurt M. Landgraf	Director	October 1, 2003

/s/ James F. McDonald James F. McDonald	Director	October 1, 2003

/s/ Neil Williams Neil Williams	Director	October 1, 2003

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EXHIBIT INDEX

Exhibit		Description

3.1		Restated Certificate of Incorporation of NDCHealth Corporation (Incorporated by reference to Exhibit 3(i) of NDCHealth’s Quarterly Report on Form 10-Q for the Quarterly Period Ended November 30, 2001 (File No. 001-12392)).
3.2		Bylaws of NDCHealth Corporation, as amended (Incorporated by reference to Exhibit 3(ii) of NDCHealth’s Annua Report on Form 10-K for the Year Ended May 31, 2002 (File No. 001-12392)).
4.1		Stockholder Protection Rights Agreement, dated March 26, 2001, between NDCHealth Corporation and the Rights Agent (Incorporated by reference to Exhibit 99.1 to NDCHealth’s Current Report on Form 8-K dated March 26, 2001 (File No. 001-12392)
4.2	*	Registration Agreement dated as of September 30, 2003 among NDCHealth Corporation, MRY Partners, L.P., and Robert A. Yellowlees.
5.1	*	Opinion of Margaret T. Wilkinson.
23.1		Consent of Margaret T. Wilkinson (included as part of Exhibit 5.1).
23.2	*	Consent of Ernst & Young LLP.
23.3	*	Consent of Ernst & Young LLP.
23.4	*	Notice regarding Arthur Andersen LLP.
24.1		Power of Attorney (included in signature pages).

*	Filed herewith.